Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF "REFLEXOR, INC.", FILED IN THIS OFFICE ON THE TWENTY-FOURTH DAY OF MAY, A.D. 1996, AT 3 O'CLOCK P.M.

Jeffrey W. Bullock, Secretary of State

2626226 8100

121076541

AUTHENTICATION: 9878256

DATE: 09-27-12

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 03:00 PM 05/24/1996
960152062 - 2626226

CERTIFICATE OF INCORPORATION

OF

REFLEXOR, INC.

1. The name of the corporation is: Reflexor, Inc.

2. The address of its registered office in the State of Delaware is to be located at 9 East Loockerman Street in the City of Dover, County of Kent, 19901. The Registered Agent in charge thereof is National Registered Agents, Inc.

3. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4. The total number of shares of stock which the corporation shall have authority to issue is TEN MILLION TWO HUNDRED THOUSAND (10,200,000), of which TEN MILLION (10,000,0000) shall be Common Stock, par value $.001, and TWO HUNDRED THOUSAND (200,000) shall be Series A Convertible Preferred Stock (the "Series A Preferred"), par value $.001. The rights, privileges and limitations of each Series A Preferred Share shall be as follows:

1. Issuance. The Series of Preferred Stock designated as the Series A Preferred shall consist of 200,000 shares.

2. Dividends. The holders of shares of Series A Preferred shall be entitled to receive a dividend when and as declared by the Board of Directors.

3. Voting Rights The holders of Series A Preferred Stock shall have an equal right to vote, or consent in lieu of voting at all meetings of shareholders of the Corporation, or otherwise, with respect to any matter upon which the vote, or the consent in lieu of voting, of the shareholders is required including, without limitation, the election of directors. Each share of Series A Preferred Stock shall be entitled to 10.5 votes.

4. Liquidation. In the event of the dissolution, liquidation, or winding up of the Corporation, or a sale of all its assets, whether voluntary or involuntary, or in the event of its insolvency, there shall be paid to the holders of the shares of Series A Preferred Stock the sum of $.001 per share, plus accrued dividends before any sums shall be paid or any assets distributed among the holders of the Corporation's Common Stock. If the assets of the Corporation shall be insufficient to permit the payment in full to the holders of the shares of Series A Preferred Stock and other series of Preferred Stock of the amount thus distributable, then the entire assets of the Corporation shall be distributed ratably among the holders of Series A Preferred Stock and the holders of other series of Preferred Stock. After the foregoing payments to the holders of shares of Series A Preferred Stock and holders of other series of Preferred Stock, the remaining assets and funds of the Corporation shall be distributed among and paid to the holders of the Common Stock, share and share alike, in proportion to their shareholdings. The

foregoing provisions of this paragraph shall not, however, be deemed to require the distribution of assets among the holders of the Series A Preferred Stock and the holders of the Common Stock in the event of a consolidation, merger, lease, or sale, which does not in fact result in the liquidation or winding up of the enterprise.

5. Conversion of Series A Preferred Stock for Common Stock. The holders of Series A Preferred Stock, subject to the conditions set forth below, upon surrender of the certificates therefor, shall have the right to convert the Series A Preferred Stock into fully paid and non-assessable shares of common stock of the Corporation at the rate of ten (10) shares of common stock for one share of Series A Preferred Stock (the "Exchange Rate") commencing 24 months after the closing of the acquisition by the Corporation of 100% of the issued and outstanding shares of stock of Reflexor Products, Inc. from Steven Victor and Leonard Mazur (the "Conversion").

6. Adjustments to the Exchange Rate. The number of Shares of Common Stock to be issued upon Conversion shall be subject to adjustment as follows:

(a) If prior to the Conversion the Corporation shall (i) issue any of its shares of Common Stock as a share dividend or subdivide the number of outstanding shares of the Common Stock into a greater number of shares; or (ii) contract the number of outstanding shares of Common Stock by combining such shares into a smaller number of shares, then, in either of such cases, the Exchange Rate in effect at the time of such action shall be proportionally reduced. If the Corporation shall, at any time prior to the conversion declare a dividend payable in cash on its shares of Common Stock and shall at substantially the same time offer to its shareholder a right to purchase new shares of the Common Stock from the proceeds of such dividend or for an amount substantially equal to the dividend, all shares of Common Stock so issued shall, for the purpose of conversion rights hereunder, be deemed to have been issued as a share dividend. Any dividend paid or distributed upon the shares of Common Stock in shares of any other class of securities convertible into shares of Common Stock shall be treated as a dividend paid in shares of Common Stock to the extent that shares of Common Stock are issuable upon the conversion thereof.

(d) If, prior to the Conversion, the Corporation shall be recapitalized by reclassifying its outstanding shares of Common Stock into shares with a different par value, or the Corporation or a successor corporation shall consolidate or merge with or convey all or substantially all of its or of any successor corporation's property and assets to any other corporation or corporations (any such corporation being included within the meaning of the term "successor corporation" used above in the event of any consolidation or merger of any such corporation with, or the sale

of all or substantially all of the property of any such corporation with, or the sale of all or substantially all of the property of any such corporation to another corporation or corporations), the Holder shall thereafter have the right to purchase, upon the basis and on the terms and conditions and during the time specified in this Agreement, in lieu of the Shares, such shares, securities, or assets as may be issued or payable with respect to, or in exchange for, the number of shares of Common Stock of the Corporation theretofore purchasable upon the Conversion had such recapitalization, consolidation, merger or conveyance not taken place, and, in any such event, the rights of and to an adjustment in the number of shares of Common Stock purchasable upon Conversion as herein provided shall continue and be preserved in respect of any shares, securities, or assets which the Holder becomes entitled to purchase.

(e) If: (i) the Corporation shall take a record of the holders of its shares of Common Stock for the purpose of entitling them to receive a dividend payable otherwise than in cash, or any other distribution in respect of the shares of Common Stock (including cash), pursuant to, without limitation, any spin-off, or distribution of the Corporations's assets; or (ii) the Corporation shall take a record of the holders of its shares of Common Stock for the purpose of entitling them to subscribe for or purchase any shares of any class or to receive any other rights; or (iii) in the event of any classification, reclassification, or other reorganization of the shares which the Corporation is authorized to issue, consolidation or merger of the Corporation with or into another corporation, or conveyance of all or substantially all of the assets of the Corporation; or (iv) in the event of the voluntary or involuntary dissolution, liquidation or winding up of the Corporation; then, and in any such case, the Corporation shall mail to the Lender, at least thirty (30) days prior thereto, a notice stating the date or expected date on which a record is to be taken for the purpose of such dividend, distribution or rights, or the date on which such classification, reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation, or winding up, as the case may be, shall take place. Such notice shall also specify the date or expected date, if any is to be fixed, as of which holders of shares of Common Stock of record shall be entitled to participate in such dividend, distribution, or rights, or shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such classification, reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation, or winding up, as the case may be.

(f) If the Corporation, at any time prior to the Conversion shall sell all or substantially all of its property, dissolve, liquidate, or wind up its affairs, the Holder may thereafter receive upon exercise hereof, in lieu of each share of Common Stock of the Corporation which it would have been entitled to receive, the same kind and amount of any securities or assets as may be issuable, distributable, or payable upon any such sale, dissolution, liquidation, or winding up with respect to each share of Common Stock of the Corporation.

7. Manner of Exchange. Shares of Series A Preferred Stock shall be exchanged only upon such conditions and at such times as follows:

(A) In accordance with the terms of Conversion set forth in Article 5 and the terms of Adjustments to Exchange Rates set forth in Article 6 hereto.

(B) As promptly as practicable after the Corporation receives written notice from the holder desiring to exchange the Series A Preferred Shares into Common Shares, and in any event within 15 calendar days thereafter, the Corporation, at its expense (including the payment by it of any applicable issue taxes) will issue and deliver to the holder of record, or as such holder (upon payment by such holder of any applicable transfer taxes) may direct, a certificate or certificates for the number of shares of Common Stock issuable upon such conversion, including fractional shares.

(C) The Corporation shall at all times reserve and keep available, out of its authorized and unissued stock, solely for the purpose of effecting the conversion of the Series A Preferred Shares, such number of shares of Common Stock as shall from time to time b sufficient to effect the conversion of all shares of Series A preferred Stock from time to time outstanding."

5. The name and mailing address of the incorporator are:

Karen McKeown
c/o Intercounty Clearance Corporation
111 Washington Avenue
Albany, NY 12210

6. The corporation is to have perpetual existence.

7. In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized:

To make, alter or repeal the by-laws of the corporation.

To authorize and cause to be executed mortgages and liens upon the real and personal property of the corporation.

To set apart from any funds of the corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

By a majority of the whole board, to designate one or more committees, each committee to consist of one or more of the directors of the corporation. The board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. The by-laws may provide that in the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the board of directors, or in the by-laws of the corporation, shall have and may exercise all the powers and authority of the board of directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to amending the Certificate of Incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the corporation's property and assets, recommending to the stockholders a dissolution of the corporation or a revocation of a dissolution, or amending the by-laws of the corporation: and, unless the resolution or by-laws expressly so provide, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock.

When and as authorized by the stockholders in accordance with law, to sell, lease or exchange all or substantially all of the property and assets of the corporation, including its good will and its corporate franchises, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or property including shares of stock in, and/or other securities of, any other corporation or corporations, as its board of directors shall deem expedient and for the best interests of the corporation.

8. Elections of directors need not be by written ballot unless the by-laws of the corporation shall so provide.

Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the corporation may be kept subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may

be designated from time to time by the board of directors or in the by-laws of the corporation.

9. Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appoint for this corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and /or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

10. The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

11. Officers and Directors of the corporation shall be afforded indemnification by the corporation in the full amount allowed by law under the provisions of Section 145 of the Delaware General Corporation Law.

I, THE UNDERSIGNED, for purposes of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 23rd day of May, A.D. 1996.

Karen McKeown

Karen McKeown
Incorporator

REFLEXOR\MISC\CERT-INC.RW.cz